UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2026
TYSON FOODS, INC.
(Exact name of Registrant as specified in its charter)

Delaware		001-14704	71-0225165
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

2200 West Don Tyson Parkway,
Springdale,	Arkansas		72762-6999
(Address of Principal Executive Offices)			(Zip Code)
(479) 290-4000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class			Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock	Par Value	$0.10	TSN	New York Stock Exchange
Class B stock is not publicly listed for trade on any exchange or market system. However, Class B stock is convertible into Class A stock on a share-for-share basis.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 17, 2026, Tyson Foods, Inc. (the “Company”) entered into the Third Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. John H. Tyson, Chairman of the Board of Directors after independent directors from the Company’s Board of Directors reviewed and approved the Employment Agreement. This agreement replaces Mr. Tyson’s previous employment agreement dated November 9, 2017.
Under the Employment Agreement, Mr. Tyson has committed to remain employed with the Company for an initial term ending September 30, 2029. Unless otherwise terminated, the Employment Agreement shall renew automatically for successive three-year terms. During his continued employment with the Company, the Employment Agreement provides for an annual base salary of $3,500,000. Subject to the achievement of performance objectives established by the Compensation and Leadership Development Committee (the “CLDC”) of the Board of Directors, as applicable, Mr. Tyson is also eligible to participate in (i) the Company’s annual incentive programs, with an annual target equal to 300% of his annual base salary and (ii) the Company’s long-term incentive plan with an annual target grant date target value of $6,000,000, with 50% of such award as performance stock units and 50% as restricted stock units. Mr. Tyson will also receive a one-time incentive award cash payment of $40,000,000, a portion of which is subject to pro-rata repayment if he voluntarily resigns without Good Reason or is terminated for Cause (each as defined in the Employment Agreement), in each case, prior to September 30, 2029.
Mr. Tyson is entitled to the use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. Based on security concerns and as a result of a security study conducted by a third-party consultant, the current Company policy requires all personal and business travel of certain senior executives, including Mr. Tyson, to take place on Company-owned aircraft and to “gross up” for tax purposes any approved personal use of Company-owned aircraft. He will also receive 300 hours annually of aircraft use for flights in which he is not a passenger.
Mr. Tyson will also receive personal security services provided by the Company and may request additional security services up to $150,000 annually. The Company has also agreed to continue to reimburse Mr. Tyson for the annual premium on his existing life insurance policy, as well as continued payment of a Supplemental Executive Retirement Plan benefit of approximately $175,000 a year.
Mr. Tyson may terminate his employment under the Employment Agreement subject to confidentiality and non-compete obligations contained therein, upon prior written notice to the Company. The Company’s Board of Directors has the right to terminate the Employment Agreement at any time upon written notice to Mr. Tyson. Any such termination by the Company without Cause or by Mr. Tyson with Good Reason will, subject to Mr. Tyson’s execution and non-revocation of a general release of claims in favor of the Company, entitle Mr. Tyson to a lump sum cash payment equal to, the greater of (i) an aggregate amount equal to two years of his annual base salary, two times his target annual incentive plan bonus, and two times his annual target long-term incentive award or (ii) the sum of his then annual base salary, target annual incentive plan and target long-term incentive awards, in each case that he would be entitled to until September 30, 2029, or if applicable, until the conclusion of any subsequent three-year renewal term. Such termination will also trigger vesting of (i) any outstanding restricted stock unit and performance stock unit awards, other than those granted during the same fiscal year of the termination and (ii) any outstanding stock options granted prior to such termination, with such vested options then being eligible for cash redemption by the Company, and he will receive continued medical coverage for life provided by the Company.
Upon the occurrence of a Change in Control (as defined in the Employment Agreement), all previously granted restricted stock units and performance stock will be treated in accordance with the applicable award agreement.
The Employment Agreement also contains a non-competition restriction for a period ending on the later of (i) 24 months post-termination and (ii) September 30, 2031, a 24-month post-termination non-solicitation restriction, and customary confidentiality obligations.
The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 27, 2026.

Item 9.01 Financial Statements and Exhibits

(d)Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File formatted in iXBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: June 18, 2026	By:	/s/ Curt T. Calaway

	Name:	Curt T. Calaway
	Title:	Chief Financial Officer

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